EXHIBIT 99.1



Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 231-0351

                   AIM 86 REPORTS SECOND QUARTER NET EARNINGS
                             OF FOUR CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, August 13, 2003-- (AMEX/AIJ) -- American Insured Mortgage Investors L.P.-Series 86 (AIM 86), a liquidating partnership that holds investments in federally insured multifamily mortgages, reported net earnings for the quarter ended June 30, 2003 of approximately $449,000 (four cents per unit) compared to approximately $584,000 (six cents per unit) for the quarter ended June 30, 2002.

     For the six months  ended June 30,  2003,  AIM 86 reported  net earnings of approximately $862,000 (nine cents per unit) compared to approximately $1.2 million (11 cents per unit) for the first six months of 2002.

     The decrease in net earnings for the three and six months ended June 30, 2003, as compared to the corresponding periods in 2002, resulted from decreases in mortgage investment income and gain on mortgage dispositions.

     Mortgage investment income decreased for the three and six months ended June 30, 2003, primarily due to the disposition of six mortgages with an aggregate principal balance of approximately $7.8 million, representing an approximate 25% decrease in the aggregate principal balance of the total mortgage portfolio since July 2002.

     Gain on mortgage dispositions decreased for the three and six months ended June 30, 2003, as compared to the corresponding periods in 2002. During the three and six months ended June 30, 2003, AIM 86 recognized gains of approximately $65,000 from the prepayment of four mortgages. During the three and six months ended June 30, 2002, AIM 86 recognized gains of approximately $86,000 and $142,000, respectively, from two mortgage prepayments and additional gain from the disposition of a coinsured mortgage.

     As of June 30, 2003, AIM 86 had invested in five fully federally insured mortgages with an aggregate amortized cost of approximately $23.7 million, an aggregate face value of approximately $23.4 million and an aggregate fair value of approximately $23.6 million. As of August 1, 2003, all of the mortgages are current with respect to the payment of principal and interest.

     As AIM 86 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Early prepayment of some or all the mortgages, or a sale of some or all of the mortgages by the Partnership, may effect an early termination and dissolution of AIM 86 before the stated termination date of December 31, 2020. Upon the termination and liquidation of the Partnership, distributions to unitholders will be made in accordance with the terms of its Partnership Agreement, as amended, which is not based on GAAP. As a result, it is likely that the amounts that unitholders receive upon termination and liquidation of AIM 86 will be substantially lower than the amounts reflected in the Partnership's financial statements.

              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 86

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                             For the three months ended          For the six months ended
                                                                       June 30,                           June 30,
                                                            -----------------------------      -----------------------------
                                                                2003             2002              2003             2002
                                                            ------------     ------------      ------------     ------------
Income:
  Mortgage investment income                                $    496,946     $    622,962      $  1,024,335     $  1,270,263
  Interest and other income                                        7,823            6,449            15,178           13,880
                                                            ------------     ------------      ------------     ------------
                                                                 504,769          629,411         1,039,513        1,284,143
                                                            ------------     ------------      ------------     ------------

Expenses:
  Asset management fee to related parties                         56,476           68,690           115,432          140,842
  General and administrative                                      64,618           62,760           127,934          131,150
                                                            ------------     ------------      ------------     ------------
                                                                 121,094          131,450           243,366          271,992
                                                            ------------     ------------      ------------     ------------

Net earnings before gain on mortgage dispositions                383,675          497,961           796,147        1,012,151

Gain on mortgage dispositions                                     65,356           86,174            65,356          142,117
                                                            ------------     ------------      ------------     ------------

Net earnings                                                $    449,031     $    584,135      $    861,503     $  1,154,268
                                                            ============     ============      ============     ============


Net earnings allocated to:
  Limited partners - 95.1%                                  $    427,028     $    555,512      $    819,289     $  1,097,709
  General Partner -   4.9%                                        22,003           28,623            42,214           56,559
                                                            ------------     ------------      ------------     ------------
                                                            $    449,031     $    584,135      $    861,503     $  1,154,268
                                                            ============     ============      ============     ============

Limited partnership units outstanding - basic                  9,576,290        9,576,290         9,576,290        9,576,290
                                                               =========        =========         =========        =========

Net earnings per unit of limited
  partnership interest - basic                              $       0.04     $       0.06      $       0.09     $       0.11
                                                            ============     ============      ============     ============


Balance Sheet Data:                                                                              June 30,       December 31,
                                                                                                   2003             2002
                                                                                               ------------     ------------
Investment in insured mortgages                                                                $ 23,744,067     $ 29,148,889
Total assets                                                                                     29,627,575       32,772,326
